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Keyport Life Insurance Company

A Member of the Sun Life Financial Group of Companies

P.O. Box 9133

Wellesley Hills, MA 02481

RIGHT TO EXAMINE CERTIFICATE: You may cancel this Certificate at any time during the Right to Examine Certificate Period. You may return the Certificate by delivering or mailing it to Keyport Life Insurance Company, [P.O. Box 9133, Wellesley Hills, MA 02481], or to the agent through whom you purchased the Certificate. Upon receipt of the Certificate by us, the Certificate will be deemed void as though it was never issued, and we will promptly return the Certificate Value plus any charges we may have previously deducted from the Purchase Payment or from any Annuity Payments. The Right to Examine Certificate Period shall begin when you receive the Certificate and shall continue for the later of 10 days or until Annuity Payments begin on the Income Date (or longer if required by state law). Before Annuity Payments begin, your Purchase Payment will be allocated to the Fixed Account and will be credited with interest.

This Certificate is issued in consideration of the payment of a single Purchase Payment. It is governed by the laws of the jurisdiction where it is purchased. Read This Certificate Carefully.

Signed for the Company:

/s/James A. McNulty, III	/s/Ellen B. King
[James A. McNulty III]	[Ellen B. King]
President	Secretary

Variable Immediate Annuity Certificate

Single Purchase Payment

Nonparticipating - No Dividends

ANNUITY PAYMENTS AND OTHER VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THIS IS EXPLAINED FURTHER IN SECTIONS 2 AND 4.

Table of Contents

Section

Definitions 1

Annuity Provisions 2

General Provisions 3

Variable Account Provisions 4

Transfers 5

Partial Withdrawals and Total Surrender 6

Certificate Schedule 7

Section 1: Definitions

Annuitant(s): The natural Person(s) who is the Certificate Owner and on whose life Annuity Payments are based. A Joint Owner who is also a Joint Annuitant is permitted and, unless otherwise indicated, any reference to Annuitant shall include the Joint Annuitant.

Annuity Payment Option: Any one of several options available under the Certificate for Annuity Payments. The Annuity Payment Option determines the duration and type of Annuity Payments you are entitled to receive under the Certificate.

Annuity Payments: The series of payments starting on the Income Date under the Annuity Payment Option selected. Annuity Payments may consist of Variable Payments or Fixed Payments or a combination of both Variable Payments and Fixed Payments.

Annuity Unit: An accounting unit used to calculate Variable Payments.

Annuity Unit Value: Each Annuity Unit has a dollar value that changes over time based on the net investment performance of the Sub-account in relation to the Benchmark Investment Rate. We determine the Annuity Unit Values for the Sub-accounts at the end of each Valuation Period.

Application: A set of written instructions that you provide to us with your Purchase Payment that we require in order to issue the Certificate to you.

Attained Age: The age of an individual, in years, as of his or her last birthday.

Benchmark Investment Rate: The assumed rate(s) of return of the Variable Account selected by you and used to calculate the amount of Variable Payments for each Income Stream.

Beneficiary(ies): The Person(s) who control(s) the Certificate upon the death of the Certificate Owner or the last surviving Joint Certificate Owner, if any. The Beneficiary(ies) as of the Certificate Date (subject to later change by you) are identified as such on the Certificate Schedule.

Certificate: The document issued to the Certificate Owner to evidence a Certificate Owner's participation under the group contract.

Certificate Anniversary: An anniversary of the Certificate Date.

Certificate Date: The date a Certificate is issued to a Certificate Owner.

Certificate Owner ("you," "your"): The Person who owns a Certificate under the group contract. If the Certificate Owner is a natural Person, the Certificate Owner must also be the Annuitant. Joint Certificate Owners own the Certificate equally with rights of survivorship. Natural Persons who are Joint Certificate Owners must also be Joint Annuitants.

Certificate Rate: The rate used for purposes of calculating Income Stream Values. The Certificate Rate differs for Variable Payments and Fixed Payments and will be equal to:

    the Benchmark Investment Rate(s) currently used to calculate the Variable Payments for each Income Stream; and

    the interest rate(s) originally used on the Income Date to calculate the Fixed Payments for each Income Stream.

Certificate Surrender Value: The Commuted Certificate Value, less any applicable taxes, tax withholdings and surrender charges or other applicable charges.

Certificate Value: Prior to the Income Date, the Certificate Value is equal to the Purchase Payment credited with interest from the Certificate Date. After the Income Date, the Certificate Value is equal to the sum of all Income Stream Value(s).

Certificate Year: The first Certificate Year is the annual period that begins on the Certificate Date. Subsequent Certificate Years begin on each Certificate Anniversary.

Commuted Certificate Value: The sum of all Commuted Income Stream Value(s) under a Certificate.

Commuted Income Stream Value: The present value of all future Annuity Payments under a Period Certain Income Stream, using as discount rates:

  the Benchmark Investment Rate currently used to calculate the amount of Variable Payments for that Income Stream; and

  the interest rate originally used on the Income Date to calculate the Fixed Payments for that Income Stream, increased by the Liquidity Adjustment Factor.

Each future Annuity Payment is assumed to be equal to the amount of an Annuity Payment as of the date of the present value calculation. Life Contingent Income Streams are not subject to surrender or partial withdrawals and therefore have no Commuted Income Stream Value.

Company ("we," "us," "our"): Keyport Life Insurance Company.

Eligible Funds: The underlying mutual funds in which the Variable Account invests.

Fixed Account: The name we use for our General Account that provides Fixed Payments.

Fixed Payments: The portion, if any, of Annuity Payments that are based on allocations of Certificate Value to the Fixed Account. We guarantee the dollar amount of Fixed Payments. Fixed Payments will not be less than the minimum values required by any law of the jurisdiction where the Certificate is delivered.

General Account: Our general investment account that contains all of our assets except those in the Variable Account and our other separate accounts.

Group Contract Owner: The person or entity to which the group contract is issued.

Income Anniversary: An anniversary of the Income Date.

Income Date: The date on which Annuity Payments begin. The Income Date may not be earlier than 15 days following the Certificate Date and may not be later than 60 days following the Certificate Date.

Income Stream: A series of consecutive Annuity Payments to be paid during a specified period of time under your Certificate. You may divide the payments to be made under your Certificate into as many as three Income Streams. For each Income Stream, your selections on the Application determine:

    the duration of the Income Stream;

    the percentage of the initial Annuity Payment that will consist of a Fixed Payment; and

    the percentage of the initial Annuity Payment that will consist of a Variable Payment.

An Income Stream is active if it is producing Annuity Payments. An Income Stream is inactive if Annuity Payments have not yet begun under the Income Stream.

Income Stream Value: The present value of all future Annuity Payments provided under an Income Stream calculated using the Certificate Rate and the mortality table, if any, used to calculate Annuity Payments under that Income Stream.

Income Year: The first Income Year is the annual period that begins on the Income Date. Subsequent Income Years begin on each subsequent Income Anniversary.

Life Contingent: A type of Income Stream or Annuity Payment Option that provides Annuity Payments for the lifetime of the Annuitant(s).

Liquidity Adjustment Factor: An amount not to exceed three percentage points (300 basis points) that will be added to the interest rate originally used on the Income Date for calculating Fixed Payments in order to determine a discount rate to be used for calculating the present value of Fixed Payments that are surrendered or partially withdrawn. The Liquidity Adjustment Factor will be specified on the Income Date and will not change.

Net Purchase Payment: The Purchase Payment, plus interest from the Certificate Date, less any taxes paid to any governmental entity relating to a Certificate, including premium taxes, which are deducted on the Income Date.

Office: Our Office shown on the Certificate Schedule.

Period Certain: A fixed length of time selected by you during which we guarantee that Annuity Payments will be made whether or not the Annuitant is still alive.

Person: A human being, trust, corporation, or any other legally recognized entity.

Portfolio: A series of an Eligible Fund which constitutes a separate and distinct class of shares.

Purchase Payment: The payment made by or on behalf of a Certificate Owner with respect to a Certificate.

Sub-account: Variable Account assets are divided into Sub-accounts. Assets of each Sub-account will be invested in shares of a Portfolio of an Eligible Fund.

Valuation Date: Each day on which we and the New York Stock Exchange ("NYSE") are open for business, or any other day that the Securities and Exchange Commission requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Valuation Period: The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business on the next succeeding Valuation Date.

Variable Account: Our Variable Account(s) shown on the Certificate Schedule.

Variable Payments: The portion, if any, of Annuity Payments that are based on allocations of Certificate Value to the Variable Account.

Written Request: A request in writing, in a form satisfactory to us, and received by us at our Office.

Section 2: Annuity Provisions

General

We will start making Annuity Payments on the Income Date in accordance with the Annuity Payment Option you have selected. The Annuity Payment Options are described below. We will pay Annuity Payments to you unless you select a payee. Annuity Payments will consist of Fixed Payments or Variable Payments, or a combination of both.

You may select as many as three Income Streams on the Application. Each Income Stream will be a distinct time interval within the Annuity Payment Option. For each Income Stream, your selections on the Application determine the duration of the Income Stream, the percentage of the initial Annuity Payment that will consist of a Fixed Payment and the percentage of the initial Annuity Payment that will consist of a Variable Payment.

On the Income Date, we will allocate your Net Purchase Payment to the Annuity Payment Option you selected in your Application. If you have selected an Income Stream that provides for Fixed Payments, we will allocate the appropriate portion of the Net Purchase Payment to the Fixed Account. If you have selected an Income Stream that provides for Variable Payments, we will allocate the appropriate portion of the Net Purchase Payment to the Sub-accounts of the Variable Account that you select. If you have selected an Income Stream that provides for a combination of Fixed Payments and Variable Payments, we will allocate your Net Purchase Payment accordingly.

If you have selected a Lifetime Annuity with Period Certain Annuity Payment Option, the Period Certain portion and the Life Contingent portion of the Annuity Payment Option will be automatically split into separate Income Streams. This will allow partial withdrawals from the Income Stream supporting the Period Certain portion of the Annuity Payment Option.

Annuity Payments will end upon the Annuitant's death unless the Annuity Payment Option provides for future Period Certain Annuity Payments or for Annuity Payments based on the life of a surviving Joint Annuitant.

Income Date

The Income Date may be selected by you. It is shown on the Certificate Schedule. The Income Date may not be earlier than 15 days following the Certificate Date and may not be later than 60 days following the Certificate Date. If no Income Date is selected, it will be 15 days after the Certificate Date. The Income Date may not be later than the Annuitant's Attained Age 90 or any earlier date required under state law. Once selected, the Income Date may not be changed.

Frequency and Amount of Annuity Payments

Annuity Payments are paid in monthly installments unless you choose quarterly, semi-annual or annual payments. If Annuity Payments under the Certificate become less than $100, we will reduce the frequency of payments to a longer interval that will result in each payment being at least $100.

Annuity Payment Options

The following Annuity Payment Options or any other Annuity Payment Option acceptable to us may be selected:

PERIOD CERTAIN ANNUITY: Annuity Payments for a chosen number of years not less than 5 nor more than 50, not to exceed 100 minus the Attained Age of the Annuitant on the Income Date.

LIFETIME ANNUITY: Annuity Payments for the lifetime of the Annuitant.

LIFETIME ANNUITY WITH PERIOD CERTAIN: Annuity Payments during the lifetime of the Annuitant and in any event for a chosen period of not less than 5 nor more than 50 years certain, not to exceed 100 minus the Attained Age of the Annuitant on the Income Date. With this Annuity Payment Option, we automatically create separate Income Streams for the Period Certain portion and the Life Contingent portion.

JOINT AND SURVIVOR LIFETIME ANNUITY: Annuity Payments payable during the joint lifetime of the Annuitant and Joint Annuitant and then during the lifetime of the survivor.

JOINT AND SURVIVOR LIFETIME ANNUITY WITH PERIOD CERTAIN: Annuity Payments payable during the joint lifetime of the Annuitant and Joint Annuitant and in any event for a chosen period of not less than 5 nor more than 50 years certain, not to exceed 100 minus the Attained Age of the younger Annuitant on the Income Date. With this Annuity Payment Option, we automatically create separate Income Streams for the Period Certain portion and the Life Contingent portion.

When you select a Joint and Survivor Annuity Payment Option, you can also choose to have the Annuity Payments reduced during the lifetime of the survivor to a percentage specified in your Application. If you choose both a reduction and a Period Certain, the reduction will not begin until the end of the Period Certain.

Death of Certificate Owner/Annuitant

Before the Income Date, if any Certificate Owner dies or upon the death of the Annuitant if the Certificate is owned by a non-natural Person, the Beneficiary will be paid the Certificate Value, unless the Beneficiary chooses to apply that Certificate Value to the purchase of a new Certificate issued by us.

On or after the Income Date, if the Certificate Owner dies and there is a Joint Certificate Owner, then the Joint Certificate Owner shall be the Certificate Owner. If there is no Joint Certificate Owner, the Beneficiary shall control the Certificate. If more than one Beneficiary is named and still living on the date of death of the Certificate Owner, the Beneficiaries shall jointly control the Certificate. Annuity Payments under a Period Certain Annuity Payment Option in effect as of the date of death of the Certificate Owner will continue to be made to the Beneficiary at least as rapidly as Annuity Payments were made as of the date of death of the Certificate Owner. If the Beneficiary does not want to continue to receive Annuity Payments for the remainder of the Period Certain, the Beneficiary may elect to have the remaining Period Certain Income Stream Value paid in a lump sum. During any period following the death of the Certificate Owner and Joint Certificate Owner, if any, and while we continue to make Annuity Payments, the Beneficiary may make transfers, partial withdrawals or name a new Beneficiary under the Certificate. If the Beneficiary is not alive on the date of the Certificate Owner's death, or if there is no Beneficiary, ownership rights will pass to the Certificate Owner's estate.

If a Certificate provision relates to the death of a natural Person, we will require proof of death before we will act under that provision. Proof of death shall be: (a) a certified death certificate; or (b) a certified decree of a court of competent jurisdiction as to the finding of death; or (c) a written statement by a medical doctor who attended the deceased; or (d) any other document constituting due proof of death under applicable state law.

Fixed Payments

Fixed Payments will not change in amount, unless you make a partial withdrawal, make changes to Annuity Payments or there is a reduced remainder paid to a surviving Annuitant.

Variable Payments

Variable Payments, if any, will reflect the investment performance of the Variable Account in accordance with the allocation of the Certificate Value to the Sub-accounts. Variable Payments are not guaranteed as to dollar amount. If subsequent actual performance of the selected Sub-accounts (as measured by the net investment factor) is equal to the Benchmark Investment Rate for that Income Stream, the amount of subsequent Variable Payment(s) will not change. If actual performance is greater than the Benchmark Investment Rate, subsequent Variable Payment(s) will increase. If actual performance is less than the Benchmark Investment Rate, subsequent Variable Payment(s) will decrease.

The dollar amount of Variable Payments is determined as follows:

    the dollar amount of the first Variable Payment is divided by the value of an Annuity Unit for each applicable Sub-account as of the Income Date. This sets the number of Annuity Units for each payment for the applicable Sub-account. The number of Annuity Units for each applicable Sub-account remains fixed during the remainder of the Income Stream, unless you make changes to Annuity Payments, make withdrawals, change the Sub-account allocations or there is a reduced remainder paid to a surviving Annuitant.

    the fixed number of Annuity Units per Annuity Payment in each Sub-account is multiplied by the Annuity Unit Value for that Sub-account for the Valuation Period for which the payment is due. This result is the dollar amount of the Variable Payment for each applicable Sub-account.

The total dollar amount of each Annuity Payment may include a Fixed Payment and a Variable Payment determined as described above, then reduced by a portion of the annual Certificate Maintenance Charge shown on the Certificate Schedule, if applicable.

For all Variable Payments from active or inactive Income Streams, we first determine the Sub-account payment amounts based upon your Sub-account allocation percentages. We calculate the number of Annuity Units for each Sub-account payment amount by dividing the initial Sub-account payment amount by the Sub-account Annuity Unit Value for the Valuation Period that includes the Income Date. The number of Annuity Units remains fixed for the duration of the Income Stream, unless you make changes to Annuity Payments, make withdrawals, change the Sub-account allocations, or there is a reduced remainder paid to a surviving Annuitant. Each Sub-account payment amount after the first Annuity Payment will be determined by multiplying (a) by (b), where: (a) is the number of Sub-account Annuity Units; and (b) is the Sub-account Annuity Unit Value for the Valuation Period that includes the date of the particular Variable Payment. If an inactive Income Stream will provide Variable Payments, the first Variable Payment amount when the Income Stream becomes active will reflect the changes in Annuity Unit Value that have occurred while the Income Stream was inactive.

Annuity Payment Values

On the Income Date, we calculate an initial Annuity Payment amount by multiplying the Certificate Value by the annuity purchase rate for the Annuity Payment Option you have selected. For each Income Stream, whether active or inactive, we split the calculated amount into an initial Fixed Payment or Variable Payment based on the payment allocation percentages you have specified in your Application. Any Fixed Payment amount so determined will remain constant for the duration of the Income Stream unless you make changes to Annuity Payments, make withdrawals, or there is a reduced remainder paid to a surviving Annuitant. Any Variable Payment amount so determined will be used by us on the Income Date to calculate a specific number of Annuity Units that will be used to determine the amount of all future Variable Payments under that Income Stream.

Annuity Unit Value

The value of an Annuity Unit for each Sub-account was initially set at $10. The Sub-account Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:

    the net investment factor calculated as set forth below for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-account for the immediately preceding Valuation Period.

    the result in (1) is then divided by the Valuation Period equivalent of the sum of 1.00 plus the applicable Benchmark Investment Rate.

We calculate the net investment factor for each Sub-account by dividing (a) by (b) and then subtracting (c) where:

    is equal to:

    the net asset value per share of the Portfolio in which the Sub-account invests at the end of the Valuation Period; plus the per share amount of any dividend or other distribution the Eligible Fund made if the record date of such distribution occurs during the same Valuation Period.

    is the net asset value per share of the Portfolio at the end of the preceding Valuation Period.

    is equal to:

    the Valuation Period equivalent of the annual rate for the Mortality and Expense Risk Charge shown on the Certificate Schedule; plus the Valuation Period equivalent of the annual rate for the Administrative Charge shown on the Certificate Schedule; plus a tax charge factor, if any, for any tax provision established by us a result of the operation of the Sub-account.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

Level Monthly Payment of Variable Payments

You may choose level monthly Annuity Payments for Variable Payments from any Income Stream. With level monthly Annuity Payments, we convert an annual Variable Payment on the Income Anniversary into 12 equal monthly payments. Under this option, the Variable Payment amount changes annually instead of monthly. We will determine each annual Variable Payment as described above, place each annual Variable Payment in our General Account and convert it to 12 equal monthly payments. The sum of the 12 level monthly payments will somewhat exceed the annual Variable Payment amount because of the interest rate factor we use, which may vary from Income Year to Income Year. If remaining Annuity Payments are to be paid in a lump sum under any provision of this Certificate, we will calculate the present value of any remaining annual Variable Payments using the Certificate Rate and calculate the present value of any remaining unpaid level monthly payments using the interest rate that was used to calculate the current level monthly payments.

Section 3: General Provisions

Purchase Payment

The Purchase Payment is due on the Certificate Date. It must be paid at our Office in United States currency. Coverage under a Certificate does not take effect until we have accepted the Purchase Payment during your lifetime. During the Right to Examine Certificate Period and before Annuity Payments under the Certificate begin, your Purchase Payment is allocated to the General Account.

Allocation of Net Purchase Payment

On the Income Date, we will allocate the Net Purchase Payment to the Annuity Payment Option you have selected. You may select as many as three Income Streams. Each Income Stream will be a distinct time interval within the Annuity Payment Option. For each Income Stream, your selections on the Application determine: (1) the duration of the Income Stream; (2) the percentage of the initial Annuity Payment that will consist of a Fixed Payment; and (3) the percentage of the initial Annuity Payment that will consist of a Variable Payment. We will allocate the Net Purchase Payment to the Fixed Account and the various Sub-accounts of the Variable Account to provide the Annuity Payments you have selected. Allocation of the Net Purchase Payment is subject to the terms and conditions imposed by us.

The Certificate

The Certificate, including the Application, if any, and all attached riders and endorsements constitute the entire Certificate between the Certificate Owner and us. All statements made in the Application will be deemed representations and not warranties, and no statement will void the Certificate or be used in defense to a claim unless it is contained in such Application and a copy is attached to the Certificate when issued.

Only our President or Secretary may agree to change any of the terms of the Certificate. Any changes must be in writing. Any change to the terms of a Certificate must be in writing and with your consent, unless provided otherwise by the Certificate.

To assure that the Certificate will maintain its status as a variable annuity under the Internal Revenue Code, we reserve the right to change the Certificate to comply with future changes in the Internal Revenue Code, any regulations or rulings issued thereunder, and any requirements otherwise imposed by the Internal Revenue Service. You will be sent a copy of any such amendment.

Certificate Owner

The Certificate Owner shall be the Person designated in the Application. The Certificate Owner may exercise all the rights of the Certificate. The Certificate may have Joint Certificate Owners, but may not have contingent Certificate Owners.

You are the Certificate Owner of this Certificate. You have all rights and may receive all benefits under a Certificate. If you are a natural Person, you must also be the Annuitant. Joint Certificate Owners own the Certificate equally with rights of survivorship. Natural Persons who are Joint Certificate Owners must also be Joint Annuitants. Natural Persons may not change owners or assign ownership of the Certificate.

A non-natural Certificate Owner may direct us in writing to change the Certificate Owner to the Annuitant or to another non-natural Certificate Owner. You must file a copy of any assignment with us. Your rights and those of any revocably-named Person will be subject to the assignment. Because an assignment may be a taxable event, you should consult a competent tax adviser as to the tax consequences resulting from any such assignment.

The Certificate Owner may change the primary Beneficiary or contingent Beneficiary. If a Beneficiary was irrevocably designated, that selection may be changed only with that Person's written consent.

Joint Certificate Owner

A Certificate can be owned by Joint Certificate Owners. We will treat Joint Certificate Owners as sharing all ownership rights jointly. We require the written consent of all Joint Certificate Owners for any transactions for which we require the written consent of the Owner. Upon the death of any Certificate Owner or Joint Certificate Owner, the surviving Owner(s) will be the primary Beneficiary(ies). Any other Person designated as a Beneficiary will be treated as a contingent Beneficiary.

Group Contract Owner

The Group Contract Owner has title to the group contract. The group contract and any amount accumulated under any Certificate are not subject to the claims of the Group Contract Owner or any of its creditors. The Group Contract Owner may transfer ownership of the group contract. Any transfer of ownership terminates the interest of any existing Group Contract Owner. It does not change the rights of any Certificate Owner.

Annuitant(s)

The Annuitant(s) is the natural Person(s) who is the Certificate Owner on whose life Annuity Payments are based. A Joint Annuitant is permitted and, unless otherwise indicated, any reference to Annuitant shall include the Joint Annuitant. The Annuitant(s) may not be changed.

Beneficiary

The Beneficiary(ies) is (are) the Person(s) who controls the Certificate upon the death of a Certificate Owner. If the Certificate is owned by Joint Certificate Owners, upon the death of any Certificate Owner or Joint Certificate Owner, the surviving Owner(s) will become the primary Beneficiary(ies). If you name more than one Person as Beneficiaries, the survivors will jointly control the Certificate, unless otherwise directed by you in a Written Request to us. Subject to the rights of any irrevocable Beneficiary(ies), you may change Beneficiary(ies). A change must be made by Written Request and will be effective as of the date the Written Request is signed. We will not be liable for any payment we make or action we take before we receive the Written Request.

Misstatement of Age or Sex

If the age or sex of the Annuitant or any payee has been misstated, we will compute the amount payable based on the correct age and sex. If Annuity Payments have begun, any underpayment(s) that have been made will be paid in full with the next Annuity Payment. Any overpayment, unless repaid to us in one sum, will be deducted from future Annuity Payments otherwise due until we are repaid in full.

Non-Participating

This Certificate does not participate in our divisible surplus.

Evidence of Age, Sex or Survival

If our action under a Certificate provision is based on the age, sex, or survival of any Person, we may require evidence satisfactory to us of the particular fact before we act under that provision.

Starting with the Annuity Payment due immediately after the date we require submission of such evidence, we may withhold Annuity Payments until we receive such evidence or until we receive due proof satisfactory to us of the Annuitant's or Beneficiary's death or survival, as applicable. Such withheld Annuity Payments will be maintained in our General Account. We will credit interest as may be required by law on any withheld Annuity Payment. Should we subsequently receive the satisfactory proof, we will pay any withheld Annuity Payments plus any interest credited in a lump sum for the benefit of the applicable payee.

Reports

We will provide you with reports at least once each Certificate Year. We will send any other reports that may be required by law.

Taxes

Any taxes paid to any governmental entity relating to a Certificate, including premium taxes, will be deducted on the Income Date. We may, in our sole discretion, delay the deduction until a later date. By not deducting tax payments at the time of our payment, we do not waive any right we may have to deduct amounts at a later date. We will, in our sole discretion, determine when taxes relate to a Certificate or to the operation of the Variable Account. We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Variable Account. Such a provision will be reflected in the Annuity Unit Values. We will deduct any income taxes incurred by us as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct from any payment under this Certificate any withholding taxes required by applicable law.

Regulatory Requirements

All amounts payable under a Certificate will not be less than the minimum benefits required by the laws and regulations of the state in which the Certificate is delivered.

Suspension or Deferral of Payments

We reserve the right to suspend or postpone payments for a withdrawal, transfer, surrender or death benefit for any period when:

    the New York Stock Exchange is closed (other than customary weekend and holiday closings); or

    trading on the New York Stock Exchange is restricted; or

    an emergency exists as a result of which valuation or disposal of the assets and securities of the Variable Account is not reasonably practicable; or

    the Securities and Exchange Commission, by order or pronouncement, so permits for the protection of Certificate Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission govern as to whether the conditions described in (2) and (3) above exist.

We reserve the right to delay payment of amounts allocated to the Fixed Account for up to six months.

Section 4: Variable Account Provisions

The Variable Account

The Variable Account(s) is designated on the Certificate Schedule and consists of assets set aside by us, which are kept separate from our general assets and all other variable account assets we maintain. We own the assets of the Variable Account. Variable Account assets equal to reserves and other contract/certificate liabilities will not be chargeable with liabilities arising out of any other business we may conduct. We may transfer to our General Account assets which exceed the reserves and other liabilities of the Variable Account. Income and realized and unrealized gains or losses from assets in the Variable Account are credited to or charged against the Variable Account without regard to other income, gains or losses in our other investment accounts.

The Variable Account assets are divided into Sub-accounts. The Sub-accounts that are available under the Certificate are shown on the Certificate Schedule. The assets of the Sub-accounts of the Variable Account are allocated to the Eligible Fund(s) and the Portfolio(s), if applicable, within an Eligible Fund shown on the Certificate Schedule. The assets of the Sub-accounts are invested in Portfolios of securities designed to meet the objectives of the Sub-account shown on the Certificate Schedule. We may, from time to time, add additional Sub-accounts, Eligible Funds or Portfolios to those shown on the Certificate Schedule. You may be permitted to transfer Certificate Values to the additional Sub-accounts, Eligible Funds or Portfolios. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by us.

We reserve the right, subject to compliance with the law as currently applicable or subsequently changed, to: (a) operate the Variable Account in any form permitted under the Investment Company Act of 1940, as amended, (the "1940 Act"), or in any other form permitted by law; (b) take any action necessary to comply with or obtain and continue any exemptions from the 1940 Act, or to comply with any other applicable law; (c) transfer any assets in any Sub-account to another Sub-account, or to one or more separate investment accounts, or the General Account; or to add, combine or remove Sub-accounts in the Variable Account; and (d) change the way we assess charges, so long as we do not increase the aggregate amount beyond that currently charged to the Variable Account and the Eligible Funds in connection with this Certificate. If the shares of any of the Eligible Funds should become unavailable for investment by the Variable Account or if in our judgment further investment in such Portfolio shares should become inappropriate in view of the purpose of the Certificate, we may add or substitute shares of another mutual fund for the Portfolio shares already purchased under the Certificate. Any substitution of securities will comply with the requirements of the Investment Company Act of 1940 and other applicable law.

When permitted by law, we reserve the right to:

    Deregister a Variable Account under the 1940 Act;

    Operate a Variable Account as a management company under the 1940 Act, if it is operating as a unit investment trust;

    Operate a Variable Account as a unit investment trust under the 1940 Act, if it is operating as a management company;

    Restrict or eliminate any voting rights as to the account;

    Combine the Variable Account with any other variable account.

Valuation of Assets

The assets of the Variable Account are valued at their fair market value in accordance with our procedures.

Administrative Charge

Each Valuation Period we deduct an Administrative Charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Administrative Charge compensates us for a portion of the costs associated with administration of the Variable Account and the Certificates we issue.

Mortality and Expense Risk Charge

Each Valuation Period we deduct a Mortality and Expense Risk Charge from each Sub-account of the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Mortality and Expense Risk Charge compensates us for assuming the mortality and expense risks with respect to the Certificates we issue. We guarantee that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.

Certificate Maintenance Charge

Unless the Certificate Schedule states otherwise, we charge annually the amount shown on the Certificate Schedule to cover a portion of our ongoing certificate and maintenance expenses. The charge is deducted from Annuity Payments on a pro-rata basis.

Section 5: Transfers

Subject to any limitation we impose on the number and frequency of transfers permitted in a Certificate Year, you may transfer all or part of your Certificate Value allocated to the Variable Account among the variable Sub-accounts by Written Request, or by telephone, without the imposition of any fees or charges. Transfers among the Sub-accounts are permitted as described on the Certificate Schedule. The number of permitted transfers, and the charge for transfers in excess of that number, is also shown on the Certificate Schedule. All transfers are subject to the following:

    Transfers may not be made between the Fixed Account and the Variable Account. Once Annuity Payments have begun, transfers may be made from one variable Sub-account to another variable Sub-account within the same Income Stream. Transfers may not be made between one Income Stream and another. Transfers may not be made during the Right to Examine Certificate Period described on the cover of this Certificate.

    If more than the number of free transfers, shown on the Certificate Schedule, are made in a Certificate Year, we may deduct a transfer charge, shown on the Certificate Schedule, for each subsequent transfer. The transfer fee will be deducted from the next Annuity Payment.

    Transfers of values between Sub-accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units in the Sub-account to which a transfer is made, so that the next Variable Payment, if it were made at that time, would be the same amount that it would have been without the transfer. Thereafter, Variable Payments will reflect changes in the value of the new Annuity Units.

    The minimum amount that can be transferred is shown on the Certificate Schedule. The minimum amount, if any, which must remain in a Sub-account after a transfer is shown on the Certificate Schedule.

    We reserve the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.

We will not be liable for transfers made in accordance with your instructions. All amounts and Annuity Units will be determined as of the end of the Valuation Period in which we receive the request for transfer.

Section 6: Partial Withdrawals and Total Surrender

Partial Withdrawals

After the Income Date, you may make partial withdrawals as described below. We will collect the applicable surrender charge shown on the Certificate Schedule as a percentage of the amount withdrawn. The applicable surrender charge percentage is based on the Certificate Year in which the partial withdrawal is made and is shown on the Certificate Schedule.

Partial withdrawals may only be taken from Period Certain Income Streams and they will reduce the amount of future Annuity Payments under those Income Streams. Partial withdrawals will be taken in equal proportions from all Period Certain Commuted Income Stream Values (active and inactive).

You may withdraw an amount not to exceed the maximum amount shown on the Certificate Schedule, less any applicable Surrender Charges as shown on the Certificate Schedule. We reserve the right to limit the number of partial withdrawals you may make in any Income Year.

The Annuity Payment amount for each Period Certain Income Stream will be reduced by a percentage equal to the amount of the partial withdrawal allocated to that Income Stream divided by the pre-withdrawal Income Stream Value. This will be accomplished by reducing Annuity Units from each applicable Sub-account and reducing the Income Stream Value held in the Fixed Account in proportion to your interest in the Variable Account and Fixed Account for that Income Stream.

Each partial withdrawal must be for an amount not less than the minimum amount nor greater than the maximum amount shown on the Certificate Schedule.

Total Surrender of Certificate

You may at any time make a total surrender of the Certificate provided no Life Contingent Income Streams or Life Contingent Annuity Payment Options have been selected. You will receive the Certificate Surrender Value as of the end of the Valuation Period during which we receive a Written Request for a total surrender. We will pay the amount of a total surrender within seven days unless the Suspension or Deferral of Payments Provision is in effect.

Section 7: Certificate Schedule

KEYPORT LIFE INSURANCE COMPANY

[P.O. Box 9133

Wellesley Hill, MA 02481

1-800-367-3653]

GROUP CONTRACT OWNER [Keyport Insurance Trust II]

GROUP CONTRACT NUMBER [VIA001]

CERTIFICATE NUMBER [SPECIMEN]

CERTIFICATE OWNER [John Q. Public]

JOINT CERTIFICATE OWNER(S) [Jane Q. Public]

ANNUITANT [Thomas Doe, male, 2/14/1956]

JOINT ANNUITANT [Sarah Doe, female, 3/3/1958]

BENEFICIARY(IES) [Jill Q. Public]

ISSUE STATE [STATE]

IRS PLAN TYPE [Non-Qualified]

CERTIFICATE DATE [January 1, 2003]

PURCHASE PAYMENT [$100,000]

INCOME DATE [February 15, 2003]

ANNUITY PAYMENT OPTION Specified in Annuitization

Confirmation Statement

Charges

Administrative Charge: [We deduct [0.000411%] of the assets in each Variable Account Sub-account on a daily basis (equivalent to an annual rate of [0.15%]) to compensate us for a portion of our administrative expenses.]

Mortality and Expense Risk Charge: [We deduct [0.003403%] of the assets in each Variable Account Sub-account on a daily basis (equivalent to an annual rate of [1.25%]) for our mortality and expense risks.]

Certificate Maintenance Charge: [If the Purchase Payment is less than [$100,000] we charge [$36] annually to cover a portion of our ongoing certificate and maintenance expenses. The charge is deducted from Annuity Payments on a pro-rata basis.]

Transfer Charge: [Currently none; however, we reserve the right to charge [$25] for a transfer if you make more than 12 transfers per Income Stream per Income Year.]

Surrender Charge: [At the time of each partial withdrawal or total surrender of the Certificate, a contingent deferred sales charge is imposed on the amount that is withdrawn less the Purchase Payment. The surrender charge is applicable during the first [ten] Certificate Years, as follows:

Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	[Year 8]	[Year 9]	[Year 10]
[8%]	[8%]	[8%]	[7%]	[6%]	[5%]	[4%]	[3%]	[2%]	[1%]

Thereafter 0%.]

Allocations

The minimum percentage of the initial Annuity Payment that may be selected by you to be a Fixed Payment or a Variable Payment is [10%] of the Annuity Payment. For Variable Payments, you must specify the percentage of the Variable Payment that is to be based on the investment performance of each Sub-account you select. The percentage for each Sub-account, if not zero, must be at least [10%] and a whole number.

Transfer Guidelines

Number of Transfers and Transfer Charge: Currently, Certificate Owners are permitted 12 transfers per Income Stream per Income Year without incurring a transfer charge. We reserve the right to change, upon notice, the number or frequency of transfers you can make. We also reserve the right to impose a charge for any transfer in excess of 12 per Income Stream per Income Year. The transfer charge is shown in the Charges section of the Certificate Schedule.

Minimum amount to be transferred: the lesser of [$100] or remaining balance in Sub-account.

Period Certain Partial Withdrawals

Minimum per withdrawal amount: [$300]

Maximum per withdrawal amount: [If you have selected a Period Certain Annuity Payment Option, you may take partial withdrawals of amounts up to the entire Commuted Certificate Value. If you have selected a Lifetime Annuity with Period Certain, you may take partial withdrawals during the Period Certain of amounts up to the amount that will reduce the Annuity Payments in each Period Certain Income Stream to our minimum annual annuity payment amount (currently [$100]). You may not take any partial withdrawals from a Life Contingent Income Stream within an Annuity Payment Option.]

Maximum number of partial withdrawals per Income Year: [currently no limitation]

Withdrawals will have the effect of decreasing the amount of future Period Certain Annuity Payments under an Income Stream.

The Variable Separate Account[s]

Variable Account [A] is a unit investment trust variable separate account, organized in and governed by the laws of the State of Rhode Island, our state of domicile. Variable Account [A] is divided into Sub-accounts. The Sub-accounts listed below invest in shares of the corresponding Portfolio of the Eligible Fund shown.

[Large-Cap Value Equity Funds	Mid-Cap Value Equity Funds
Lord Abbett Series Fund Growth & Income	Lord Abbett Series Fund Mid Cap Value
MFS/ Sun Life Total Return - S Class	Franklin Templeton VIP Trust Mutual Shares
MFS/ Sun Life Strategic Value - S Class	Securities Fund, Class 2
MFS/ Sun Life Utilities - S Class	MFS/ Sun Life Mid Cap Value - S Class
MFS/ Sun Life Value - S Class	Sun Capital Real Estate Fund(R)
Templeton Foreign Securities Fund, Class 2	Mid-Cap Growth Equity Funds
Large-Cap Blend Equity Funds	MFS/ Sun Life Mid Cap Growth - S Class
MFS/ Sun Life Capital Opportunities - S Class	Small-Cap Value Equity Funds
MFS/ Sun Life Massachusetts Investors Trust -	Franklin Small Cap Value Securities Fund, Class 2
S Class	Oppenheimer Main Street Small Cap Fund/VA -
MFS/ Sun Life Research - S Class	Service Shares
MFS/ Sun Life Research International - S Class	Small-Cap Growth Equity Funds
Oppenheimer Capital Appreciation Fund/VA -	MFS/ Sun Life New Discovery - S Class
Service Shares	High-Quality Short-Term Bond Funds
Oppenheimer Main Street Growth & Income	PIMCO Real Return Portfolio
Fund/VA - Service Shares	High Quality Intermediate-Term Bond Funds
Large-Cap Growth Equity Funds	PIMCO Total Return Portfolio
MFS/ Sun Life Capital Appreciation - S Class	MFS/ Sun Life Government Securities - S Class
MFS/ Sun Life Emerging Growth - S Class	Medium-Quality Intermediate-Term Bond
MFS/ Sun Life Global Growth - S Class	Funds
MFS/ Sun Life Massachusetts Investors Growth	MFS/ Sun Life Bond - S Class
Stock - S Class	MFS/ Sun Life Strategic Income - S Class
MFS/ Sun Life Strategic Growth - S Class	Low-Quality Short-Term Bond Fund
MFS/ Sun Life High Yield - S Class
Money Market Fund
MFS/ Sun Life Money Market Fund - S Class]

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[Sun Life Financial Logo]

Keyport Life Insurance Company

A Member of the Sun Life Financial Group of Companies

P.O. Box 9133

Wellesley Hills, MA 02481

Variable Immediate Annuity Certificate

Single Purchase Payment

Nonparticipating - No Dividends